EXHIBIT 10.33

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of April 29, 2015 (the “Effective Date”), by and between Shire Human Genetic Therapies, Inc., a Delaware corporation (the “Company”), and Jeffrey V. Poulton (“Executive”).

BACKGROUND

WHEREAS, the Company and Executive wish to set forth and confirm the terms and conditions of Executive’s employment by the Company as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

1          Employment. Executive hereby accepts employment with the Company in accordance with the terms and conditions set forth in this Agreement. Upon the Effective Date, Executive shall serve as the Chief Financial Officer of Shire plc in accordance with the terms and conditions set forth in this Agreement. Effective as of the Effective Date, in connection with Executive’s appointment to the position of Chief Financial Officer of Shire plc, Executive shall be appointed to the Board of Directors of Shire plc (the “Board”); provided, however, that Executive’s continued service on the Board shall be subject to approval by the shareholders of Shire plc at the applicable shareholder meetings. Executive agrees to promptly notify the Board of becoming aware of any reason that would preclude his ability to legally perform any of his duties. Executive represents that he is not bound by or party to any employment contract, restrictive covenant or other restriction (contractual or otherwise) (collectively, the “Existing RC Agreements”) preventing or impairing him from entering into employment with or carrying out his responsibilities for Shire (as defined below) under this Agreement or otherwise, or which is in any way inconsistent with the terms of this Agreement.

2          Term of Agreement and Employment. The term of this Agreement and Executive’s employment by the Company hereunder shall commence on the Effective Date and shall continue until Executive’s employment is terminated as provided in Section 9 hereof (the “Employment Period”); provided, however, that the Company’s payment obligations in Section 9, the Executive’s repayment obligations under Section 4.3 and the provisions of Sections 5, 6, 7, 8, 9.5, 9.6, 10 and 11 shall survive the termination of this Agreement and Executive’s employment.

3          Duties and Responsibilities; Location; Company Policies.

3.1       In Executive’s capacity as Chief Financial Officer of Shire plc, Executive shall report to the Chief Executive Officer of Shire plc (the “CEO”). In his capacity as Chief Financial Officer of Shire plc, Executive shall have the customary powers, responsibilities and authorities of chief financial officers of corporations of the size, type and nature of Shire plc, subject to direction of the CEO. In performing Executive’s duties and responsibilities hereunder, Executive shall (i) faithfully and diligently perform such duties and exercise such powers consistent with his position as the CEO may from time to time assign to or confer upon him in connection with the business of Shire; (ii) protect, promote, develop and extend the business interests and reputation of Shire; (iii) conform to and comply with the lawful and reasonable directions of the CEO that are consistent with his position; (iv) upon receiving reasonable notice, promptly give (in writing if so requested) to the CEO all such information, explanations and assistance as the CEO may require in connection with the business and affairs of Shire for which Executive is required to perform duties and which are consistent with his position; (v) comply with Shire’s Code of Ethics Policy; (vi) in relation to any dealings in securities, comply with all laws affecting dealings in securities and all regulations of any relevant stock exchanges on which such dealings take place and any policies or rules adopted by Shire in relation to the holding or trading of securities; (vii) not directly or indirectly procure, accept or obtain for his own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, vouchers, gift, entertainment or other benefit from any third party in respect of any business transacted or proposed to be transacted (excluding air miles or similar vouchers from other such schemes) (whether or not by him) by or on behalf of Shire (“Gratuities”); (viii) observe the terms of any policy issued by Shire in relation to Gratuities; and (ix) promptly disclose and account to Shire for any Gratuities received by him (or by any other person on his behalf or at his instruction). During the Employment Period, Executive shall also serve as a director or officer (without additional compensation) of the Company or any Affiliated Company (as defined below) as may be determined by the Board from time to time.

3.2          Executive shall devote all of Executive’s business time, attention and skill loyally and faithfully to the business and interests of Shire plc, the Company and any company or entity which from time to time, directly or indirectly owns, is owned by or is under common ownership with Shire plc (each an “Affiliated Company” and, together with the Company and Shire plc, collectively “Shire”) in a proper and efficient manner, and shall further and promote the business of Shire. During the Employment Period, Executive may not be employed by or engaged in any other business (whether paid or unpaid), including serving on any board of directors or similar governing bodies (other than a board of Shire), without first obtaining the Board’s prior written consent; provided, however, that nothing herein shall limit or restrict Executive from engaging in charitable or civic activities or from providing unpaid assistance to friends and family members, provided that such activities do not in any material respect interfere with Executives duties, responsibilities or obligations to Shire and are not contrary to the interests of Shire.

3.3          Executive’s principal place of work shall be at the Company’s offices in Lexington, Massachusetts, or at such other place to which Executive may be relocated from time to time. Should Executive’s principal place of work change, Executive shall be entitled to all benefits under the Shire relocation policy that is in effect and covering Executive at such time. Executive understands that he shall be required in the performance of his duties to travel to, and perform work at, such places in the United States or abroad as business of Shire may require. As a result, the Company and Executive shall each use their best efforts to obtain authorization for Executive to legally work in any such non-United States jurisdiction and the Company shall promptly reimburse Executive for all reasonable costs and expenses he incurs in attempting to receive authorization to legally work in such jurisdictions. All air travel by Executive shall be in accordance with Shire’s air travel policies for employees of Executive’s level, as may be in effect from time to time.

3.4.          Executive shall not, other than at the request of the Board, (a) voluntarily resign as a member of the Board or (b) take any action or fail to take any action that would result in him no longer being permitted to serve on the Board (whether by law or otherwise).

3.5          Executive hereby agrees that Executive is subject to, and shall comply at all times with, any and all policies adopted by Shire as in effect from time to time, including, without limitation, any Shire policy on malus and clawback and share ownership guidelines. Any variable remuneration awarded to the Executive may be subject to clawback in accordance with Shire’s policies from time to time, the specific terms of any applicable bonus or incentive plans and/or the terms of any relevant awards.  Clawback may be effected by withholding or off-setting against any payments or awards to which the Executive may become entitled in connection with Executive’s employment with the Company or alternatively by the Executive making a cash repayment to the Company or transferring shares to the Company. By entering into this Agreement, the Executive agrees to the operation of such withholding, off-setting, repayment or transfer.

4          Compensation and Benefits.

4.1       Base Salary. During the Employment Period, Executive shall be paid an annual base salary of $575,000 in accordance with the normal payroll practices of the Company (as may be in effect from time to time). Executive’s base salary, as it may be in effect from time to time, is referred to herein as the “Base Salary.” The Base Salary shall be inclusive of any directors’ fees payable to Executive under the Articles of Association or other governing documents of Shire plc, the Company or any Affiliated Company (and any such fees as the Executive shall receive shall be paid by him to the Company promptly upon receipt thereof). Such Base Salary shall also be inclusive of an annual amount payable in respect of Board duties performed by Executive in the Republic of Ireland (the “Irish Board Fee”), which is currently £98,000. Executive’s Base Salary shall be reviewed annually (commencing with the 2015 year-end performance and reward process) and may be increased at the sole discretion of the Remuneration Committee of Shire plc (the “Remuneration Committee”). All amounts set forth herein are in U.S. dollars (except with respect to the Irish Board Fee).

4.2        Executive Annual Incentive Plan. During the Employment Period, Executive shall be eligible to earn a bonus in accordance with the rules and terms of Shire’s Executive Annual Incentive Plan or such other bonus plan as Shire may determine (“Incentive Plan”). Commencing with the bonus period starting January 1, 2015, such bonus, if any, shall be subject to a target bonus level as determined in the sole discretion of the Remuneration Committee (which, for the 2015 fiscal year, shall be equal to eighty percent (80%) of Executive’s Base Salary), subject to adjustment by the Remuneration Committee (with seventy-five percent (75%) payable in cash and twenty-five percent (25%) payable in deferred shares). Any actual bonus payable on an annual basis or for such other period as may be deemed appropriate shall be determined at the sole discretion of the Remuneration Committee and, commencing with the bonus period starting January 1, 2015, shall be subject to a maximum bonus opportunity as determined in the sole discretion of the Remuneration Committee (which, for the 2015 fiscal year, shall equal one-hundred and sixty percent (160%) of Executive’s Base Salary), subject to adjustment by the Remuneration Committee (with seventy-five percent (75%) of the maximum award payable in cash and twenty-five percent (25%) of the maximum award payable in deferred shares). Any cash bonus earned under the Incentive Plan shall be paid by no later than March 15th of the year following the year in which such bonus was earned and any non-cash bonus earned under the Incentive Plan shall be paid in accordance with the terms of the Incentive Plan. All bonus payments shall be subject to tax and other withholdings and deductions as appropriate. Any bonus paid in deferred shares shall be subject to any malus and clawback policy as in effect from time to time. If the deferral arrangement described in this Section 4.2 is not permitted with respect to the 2015 calendar year, the Company shall implement an alternative bonus structure for such calendar year designed to restrict Executive’s transfer of any shares received in respect of the 2015 annual bonus in the same manner as if the deferral was permitted.

4.3        Indebtedness. If Executive is indebted to Shire for any reason, Shire may make a deduction from Executive’s Base Salary or from any other amount owed to Executive by Shire to satisfy all or a portion of such obligation.

4.4       Equity Grants. During the Employment Period, commencing with the fiscal year beginning January 1, 2015, Executive will be eligible for performance-based equity-based incentive awards (“Shire Equity Award”) that may be granted to Executive at such times, in such amounts and to the extent the Remuneration Committee may determine in its sole discretion. If Executive is at any time granted a Shire Equity Award, such Shire Equity Award will be subject to the rules of the relevant plan or such other applicable regulations as are established by the Remuneration Committee (including without limitation performance conditions and Shire’s clawback and malus policies).  If Executive’s employment should terminate for any reason, Executive’s rights in relation to any Shire Equity Award shall be entirely governed by the terms of the relevant plan (or such regulations established by the Remuneration Committee) and Executive shall not be entitled to any compensation under this Agreement for the loss of any right or benefit or any prospective right or benefit in relation to any cancelled or forfeited Shire Equity Award, whether such compensation is claimed by way of damages for unlawful dismissal, breach of contract or any other claim, including without limitation, claims arising out of Executive’s employment with Shire or the termination of such employment.

4.5        Expenses. The Company shall reimburse Executive for all reasonable business expenses which Executive is authorized to incur while carrying out Executive’s duties under this Agreement, provided the applicable claims procedure is followed and invoices or other evidence of payment is produced. So long as Executive serves as an Executive Director, Executive shall be subject to any expense reimbursement policy applicable to Executive Directors as in effect from time to time. All reimbursements which are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid to Executive as soon as practicable after submission of the required documentation, but no later than December 31st of the year following the year during which such expense was incurred.

4.6        Company Car and Benefits. During the Employment Period, Executive shall be eligible to participate in the Company’s employee benefit plans (including any executive-level plans, such as financial planning) in accordance with the terms and conditions of such plans, as may be amended by the Company in its sole discretion from time to time. During the Employment Period, Executive shall be provided with a cash benefit of $1,200 per calendar month, representing the cash alternative to providing Executive with a company car. This amount shall be paid ratably every pay period with

Executive’s Base Salary and will be subject to applicable tax and other withholdings and deductions as appropriate.

4.7        Retirement Benefits. During the Employment Period, the Company shall contribute on Executive’s behalf an amount to the Company’s 401(k) Plan (through matching contributions) and/or the Shire Group Supplemental Executive Retirement Plan (the “SERP”), or into such other equivalent arrangement under the Company’s policies on retirement plans based on the rate of contribution then in effect for Executive’s position under the Company’s applicable policies (currently 25% of Base Salary); provided that the maximum amount of such contribution that may be allocated to the Company’s 401(k) Plan through matching contributions shall be so allocated to the 401(k) Plan first, with the remainder of such contribution being allocated to the SERP. SERP contributions shall be made on a quarterly basis and are subject to Executive’s employment with Shire on the date of the contribution. In addition, the maximum contribution is currently contingent upon Executive’s participation in the Company’s 401(k) Plan at a minimum personal contribution level of 3%. The provisions of this Section 4.7 shall in all events be subject to the terms of the Company’s 401(k) Plan, the SERP and the Company’s policies on retirement plans, which the Company may change from time to time in its sole discretion with or without notice, and shall be superseded by such plans and policies to the extent inconsistent.

4.8      Vacation. During the Employment Period, Executive shall be entitled to paid vacation of 25 days per annum in accordance with the Company’s vacation policy, or such greater number as may be provided by the Company with the approval of the Remuneration Committee, exclusive of national and customary holidays recognized by the Company. The vacation year is from January 1st to December 31st and up to 5 unused vacation days may be carried forward into the succeeding vacation year (any unused vacation days at the end of a year in excess of 5 shall, to the extent permitted by applicable state law, be forfeited with no compensation due Executive); and if vacation days carried forward into the succeeding vacation year are not used by December 31st of that year, those vacation days shall be forfeited to the extent permissible under applicable state law with no compensation due Executive. Entitlement to vacation pay in the first and last year of employment will be calculated pro rata by reference to the number of completed months worked in that year. On termination of employment, a payment will be made by the Company or refunded by Executive (as appropriate) depending on whether vacation entitlement has been unused or exceeded. This Section 4.8 is subject to the Company’s vacation policy as in effect from time to time and shall be superseded by such vacation policy to the extent inconsistent.

5        Intellectual Property

5.1     Definitions.

(a)      “Intellectual Property Rights” or “IPRs” means all intellectual and industrial property rights, in any jurisdiction, whether registered or unregistered, including without limitation all rights in patents, trade secrets and know-how, trade and service marks, copyrights (including copyrights in software), and database rights, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these, including claims and causes of action under any of the foregoing which may subsist anywhere in the world.

(b)      “Work” or “Works” means inventions, discoveries, designs, developments, improvements, formulas, ideas, processes, techniques, technical data, hardware configurations, software (including without limitation source code and object code), specifications, spreadsheets, data, databases, analytics, algorithms, methods or methodologies, systems, concepts, technology, trademarks, service marks, logos, work product, trade secrets, know-how, documentation, any other financial, technical or business material or information, Confidential Information, and modifications, updates to and derivatives of the foregoing, in each case whether or not patentable, copyrightable or susceptible to other forms of protection and in any medium, and all claims and causes of action arising thereunder anywhere in the world.

5.2     If during the period of Executive’s employment with Shire, Executive creates, makes, authors, originates, conceives, writes or reduces to practice (either alone or with others) any Work(s), including any IPRs in and to the foregoing, irrespective of whether it or they are related to Shire (collectively and including, for the avoidance of doubt, any IPRs in and to such Work(s), “Company Works”):

(a)	Executive will promptly disclose to the Company the full details of any and all Company Works;

(b)	Executive agrees and acknowledges that all Company Works are and shall be the sole and exclusive property of the Company and shall legally and beneficially vest solely in the Company immediately upon their creation, without any further consideration to Executive (and all such rights are hereby assigned to the Company);

(c)	Executive agrees and acknowledges that all Company Works are “works made for hire,” as that term is defined in the United States Copyright Act, with the Company being the entity for which such work was performed;

(d)	Executive hereby irrevocably and unconditionally waives, in favor of Shire, its licensees, and successors-in-title, any and all moral and similar rights conferred on Executive in relation to Company Works (whether now existing or in the future); and

(e)	Executive shall not knowingly do anything, or omit to do anything, to imperil the validity of any Company Works.

5.3      To the extent any Company Works and/or IPRs do not so vest in the Company, Executive hereby presently assigns to the Company all of Executive’s right, title and interest in and to any and all Company Works, including without limitation, all IPRs therein in any jurisdiction.

5.4      Executive hereby irrevocably authorizes the Company or its nominee to be Executive’s attorney, and to make use of Executive’s name and to sign and execute any documents and/or perform any act on Executive’s behalf, for the purpose of giving to the Company the full benefit of the provisions of this Section 5 and, where permissible, to obtain patent or any other protection in respect of any of the Company Works in the name of the Company or its nominee.

5.5      Executive shall from time to time, both during the Employment Period and thereafter, at the request and expense of the Company or its nominee, promptly do all things and execute all documents necessary or desirable to give effect to the provisions of this Section 5, including, without limitation, all things necessary to obtain, maintain and/or enforce patent or any other protection with respect to any Company Work in any part of the world and to vest such rights (including, without limitation, all IPRs) in and to the Company Works in the Company or its nominee.

5.6      For the avoidance of doubt, the provisions of this Section 5 shall apply to any rights (including, without limitation, any IPRs) in the Company Works arising in any jurisdiction, and the provisions of this Section 5 shall apply in respect of any jurisdiction to the extent permitted by the directives, statutes, regulations and other laws of any such jurisdiction.

5.7      Maintenance of Records. Executive will keep and maintain adequate and current written records of all Company Works created, made, authored, originated, conceived, written or reduced to practice by Executive (either alone or with others), during the period of Executive’s employment with Shire. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

5.8      Excluded Works. Notwithstanding this Section 5 of this Agreement, Company Works shall not include, and Executive’s obligations with respect thereto shall not apply to, any Works about which Executive proves with written evidence all of the following:

(a)	the Work was developed entirely by Executive without materially interfering with Executive’s duties for the Company (i.e., outside of working hours and not within the scope of the Executive’s employment);

(b)	no Confidential Information (as defined below), Works of Company or resources, equipment, supplies, assets, personnel or facility of Shire was used in the development or creation of the Work;

(c)	the Work does not relate to the business of Shire or to the reasonably anticipated future business of Shire; and

(d)	the Work does not result from any work performed by Executive for Shire.

5.9      Executive shall not use, incorporate or reference any Work owned in whole or in part by Executive and made prior to the Employment Period (“Prior Work”) or any IPRs owned by any third party (“Third Party Work”) in connection with the creation of any Company Works, except with the prior written consent of the Company. If, notwithstanding the foregoing, in the course of the creation of any Company Work Executive uses any Prior Work or Third Party Work, Executive shall have or secure rights sufficient to grant, and Executive hereby grants to the Company a perpetual, nonexclusive, royalty-free, fully paid-up, irrevocable, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Prior Work or Third Party Work as part of or in connection with any product, process or service, and to practice any method related thereto, as necessary to use and exploit any applicable Company Works or Works of Company. Executive represents and warrants that use of any such Prior Work or Third Party Work will not violate any proprietary rights of third parties and Executive shall indemnify and hold Shire harmless from and against any liability, cost and expense (including reasonable attorneys’ fees) arising out of any such third party claims. Executive attaches hereto a complete list of all Prior Works, and those Prior Works are excluded from this Agreement. If no such list is attached, then there are no such Prior Works.

5.10     Executive acknowledges and agrees that the compensation paid by Company is adequate consideration for the terms and conditions set forth in this Section 5. For the avoidance of doubt, the obligations of Executive under this Section 5 shall operate during the course of Executive’s employment, shall survive cessation of such employment and shall continue indefinitely thereafter.

6         Confidentiality; Certain Representations; Cooperation

6.1      Definitions. Confidential Information is any information, idea or material:

(a)	generated, collected by or used in the operations of Shire that relates to the actual or anticipated business or research and development of Shire and that has not been made available generally to the public by Shire, or

(b)	suggested by or resulting from any task or responsibility assigned to Executive or work performed by Executive for Shire, or known to Executive as a consequence of Executive’s employment with Shire, and that has not been made available generally to the public by Shire.

Confidential Information includes, but is not limited to, information relating to the business of Shire, including information relating to its suppliers, customers, personnel, commercial and scientific data, strategic plans, IPRs, profits, markets, sales, budgets, pricing policies, accounting, finance, products, product development, marketing strategies, operational methods, technical processes, research and development techniques, strategic plans, formulas, Work (as defined above in Section 5.1), discoveries, research, patent applications, business forecasts, agreements, personnel files and other business affairs and methods not generally available to the public and including anything that constitutes a trade secret within the meaning of the Pennsylvania Uniform Trade Secret Act or other applicable law. Information shall not be, or shall cease to be, Confidential Information if it is or becomes public general knowledge, other than through any direct or indirect unauthorized disclosure or other breach of the restrictions in Section 6 on the part of Executive.

6.2      All Confidential Information acquired or generated by Executive in connection with Executive’s employment with Shire (whether written, oral or in any other medium) shall be the sole property of Shire, shall be used by Executive only as required in the performance of Executive’s duties and shall be returned to the Company on request or on termination of Executive’s employment.

6.3      Executive will use his best efforts to protect the confidentiality of Shire’s Confidential Information and shall keep the Confidential Information secret. Except as required in the performance of Executive’s duties for Shire, Executive will not, without the Board’s express written permission, directly or indirectly, disclose Confidential Information to anyone outside Shire or use Confidential Information in other than Shire’s business, either during or after Executive’s employment by Shire; provided, however, that nothing in this Agreement or otherwise shall restrict Executive from disclosing Confidential Information (i) as required by law (provided that, prior to such disclosure, Executive shall, if permitted by law, provide the Company with prompt written notice of his requirement to disclose such information and shall work with the Company (at the Company’s expense) to limit the disclosure so required and to otherwise protect the confidentiality of such information) or (ii) solely to the limited extent necessary in connection with the defense or prosecution of any claim against the Company or its affiliates.

6.4      Executive acknowledges that Shire may receive from others their confidential information, subject to a duty on Shire’s part to maintain the confidentiality of such information. During and after Executive’s employment with Shire, Executive will not, directly or indirectly, disclose such confidential information to anyone outside Shire or use such information for any purpose other than as is both required in the performance of Executive’s duties for Shire and in a manner as is consistent with Shire’s duty to maintain the confidentiality of such information; provided, however, that nothing in this Agreement or otherwise shall restrict Executive from disclosing such information (i) as required by law (provided that, prior to such disclosure, Executive shall, if permitted by law, provide the Company with prompt written notice of his requirement to disclose such information and shall work with the Company (at the Company’s expense) to limit the disclosure so required and to otherwise protect the confidentiality of such information) or (ii) solely to the limited extent necessary in connection with the defense or prosecution of any claim against the Company or its affiliates.

6.5      Executive represents and warrants that Executive’s employment with Shire does not and will not breach any agreement with or duty owed to any of Executive’s former employers or otherwise. Executive will not disclose to Shire and will not use or induce Shire to use any proprietary, confidential or trade secret information of others, including, but not limited to, former employers. Executive represents and warrants that Executive has returned all property and confidential information belonging to all Executive’s prior employers.

6.6      During the Employment Period and at all times thereafter, Executive agrees to cooperate fully with Shire in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party concerning issues of which Executive has any knowledge or that may relate to Executive or Executive’s employment or other service with Shire (or the termination thereof).  Executive’s cooperation may include but is not limited to being available to Shire upon reasonable notice for interviews and factual investigations, appearing at Shire’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Shire all pertinent information, and turning over to Shire all relevant documents which are or may come into Executive’s possession or under Executive’s control.

7         Executive’s Restrictive Covenants

7.1      Executive acknowledges that during the course of Executive’s employment with Shire, Executive will receive and have access to Confidential Information and Executive will also receive and have access to detailed employee data and information relating to the operations and business of Shire and accordingly, Executive is willing to enter into the covenants described in this Section 7 in order to provide Shire with what Executive considers to be reasonable protection for those interests.

7.2      Executive covenants and agrees that during the Employment Period and for a period of one year following the date on which the Notice of Termination is provided (which period shall be inclusive of the Notice Period (as defined in Section 9.1 below)) (collectively, the “Restricted Period”), regardless of whether the termination is initiated by Executive or Shire, Executive will not, directly or indirectly, engage in any business or activity or render service, whether as principal, agent, officer, director, employee, consultant or otherwise, with or to any person, business, corporation or other entity that engages in the research, development, production, licensing, marketing, sale or supply of any product or service that is similar in kind, type or purpose to any product or service offered in or under development by Shire at any time during Executive’s last 12 months of active employment with Shire (“Restricted Business”); provided however, that this Section 7.2 shall not prohibit Executive from acquiring, solely as an investment and through open market purchases, securities of any entity which are publicly traded, so long as Executive is not part of any control group of such entity, and such securities do not constitute more than five percent (5%) of the outstanding voting power of that entity.

7.3      During the Restricted Period, regardless of whether the termination is initiated by Executive or Shire, Executive will not, directly or indirectly, solicit, divert, or attempt to solicit or divert, or accept Restricted Business from, any customer or account, or prospective customer or account, of Shire with whom Executive or those employees who reported, directly or indirectly, to Executive had contact at any time during the last 12 months of Executive’s active employment with Shire.

7.4      During the Restricted Period, regardless of whether the termination is initiated by Executive or Shire, Executive will not, directly or indirectly, solicit, or assist or encourage the solicitation of, any employee of Shire to work for Executive or for any entity with which Executive may become employed or affiliated, without the prior written consent of the Board. The term “solicit” shall mean Executive’s contacting, or providing information to others who may be reasonably expected to contact, any employee of Shire regarding such employee’s interest in seeking employment with Executive or any entity with which Executive may become employed or affiliated.

7.5      During the Restricted Period, regardless of whether the termination is initiated by Executive or Shire, Executive shall not, directly or indirectly, employ, and shall not cause any entity that Executive controls to employ, any person who is a full-time employee of Shire, or who was a full-time employee of Shire as of the date of the termination of Executive’s employment or within twelve (12) months prior thereto, without the prior written consent of the Board.

7.6      Executive will not, during Executive’s employment with Shire or at any time thereafter, directly (or through any other person or entity) make any public or private statements (whether orally or in writing) that disparage, denigrate or malign the Company, Shire plc, any Affiliated Company or any of their respective businesses, activities, operations, affairs, reputations, prospects, officers, employees or directors. For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a person or entity if such statement could be reasonably construed to adversely affect the opinion any other person may have or form of any such person or entity. The foregoing limitations shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.7      Executive hereby agrees that Executive will at the request of the Company enter into a direct agreement or undertaking with Shire plc or any Affiliated Company containing restrictions and provisions corresponding to the restrictions and provisions in this Section 7 (or such portion thereof as may be appropriate in the circumstances) as Shire plc or any such Affiliated Company (as applicable) may reasonably require for the protection of its legitimate business interests.

7.8      Section 7.2 shall not restrain Executive from being engaged or concerned in any business activity in so far as Executive’s duties or work shall relate solely:

(a)	to geographical areas where the business concern is not in competition with the Restricted Business; or

(b)	to services or activities of a kind with which Executive was not concerned to a material extent during the last 12 months of Executive’s active employment with Shire.

8         Remedies. Executive acknowledges and agrees that the restrictions and covenants outlined in Sections 5, 6 and 7 are reasonable and necessary protections of the immediate interests of Shire, and that Shire would not have employed Executive without receiving additional consideration offered by Executive in binding Executive to such restrictions and covenants. Executive agrees that no claim that Executive may have against Shire, whether predicated on this Agreement or otherwise, shall constitute a defense to the Company’s, Shire plc’s or any Affiliated Company’s enforcement of such restrictions and covenants. In addition to such other rights and remedies as the Company, Shire plc and each Affiliated Company may have at equity or in law with respect to any breach of this Agreement, Executive agrees that if Executive breaches (or threatens to breach) any of the provisions of Sections 5, 6 or 7, (x) the Company, Shire plc and each Affiliated Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, and Executive acknowledges and agrees that any such breach or threatened breach will cause irreparable injury to Shire and that money damages will not provide an adequate remedy to Shire and (y) the Company’s obligation to provide any payments or benefits under Section 9 (other than the Accrued Benefits) shall immediately cease. If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 7 of this Agreement (other than obligations that apply in perpetuity), then the period of time applicable to the obligation which Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred. It is expressly acknowledged and agreed that Shire plc and each Affiliated Company are third party beneficiaries of the provisions of Sections 5, 6, 7 and 8 hereof and may enforce the terms of such Sections as if Shire plc and each such Affiliated Company were a party hereto. Furthermore, the provisions of Section 5, 6 and 7 hereof are independent of any other restrictive covenants to which Executive may be bound in favor of Shire.

9         Termination.

9.1      Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Cause” shall mean:

(i)	the willful failure or refusal by Executive substantially to perform Executive’s duties and responsibilities hereunder (other than any such failure resulting from Executive’s incapacity due to Executive’s physical or mental illness) after written demand by the CEO identifying the nature of such failure or refusal;

(ii)	Executive has engaged in conduct which brings or is likely to bring himself or Shire into disrepute;

(iii)	the willful misconduct by Executive which is materially injurious to Shire, monetarily or otherwise, or which results or is intended to result in personal gain or enrichment at the expense of Shire; (provided that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of Shire);

(iv)	Executive’s conviction of or plea of no contest to a felony, or to a crime involving moral turpitude;

(v)	Executive’s material breach of the terms of this Agreement (including, without limitation, any breach of Section 3.4), provided that such breach, to the extent capable of cure, is not cured within 10 days after written notice describing such breach is provided to Executive by the Board or the CEO;

(vi)	Executive’s unlawful discrimination, including harassment, against employees, customers or business associates of the Company, Shire plc or an Affiliated Company; or

(vii)	Executive becoming disqualified from being a director of any of the Company, Shire plc or any Affiliated Company.

(b)	Date of Termination. “Date of Termination” or “Termination Date” shall mean:

(i)	In the event Executive’s employment is terminated by Executive’s death, the date of Executive’s death;

(ii)	If Executive’s employment is terminated by Shire by reason of Executive’s Permanent Disability, the date that is thirty (30) days following the date the Board provides Executive with a notice of termination in accordance with Section 11.6 hereof (a “Notice of Termination”);

(iii)	If Executive’s employment is terminated by Shire without Cause, the date that is twelve (12) months following the date the Board provides Executive with a Notice of Termination;

(iv)	If Executive’s employment is terminated by Executive for any reason (including retirement in accordance with Shire’s policy applicable to executive directors (as determined by the Board in its sole discretion)), the date that is twelve (12) months following the date Executive provides the Board with a Notice of Termination;

(v)	If Executive’s employment is terminated by Shire for Cause, the date on which the Notice of Termination is provided to Executive.

For all purposes of this Agreement, the time between the Notice of Termination and the Date of Termination, if any, shall constitute the “Notice Period.” In the case of Executive’s termination as a result of Executive’s death or as a result of a termination for Cause, there shall not be a Notice Period.

(c)	“Permanent Disability” shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed to by the Board and Executive (or Executive’s legal representatives) (or, in the event that Executive and the Board cannot so agree, by a licensed physician agreed upon by two physicians, one selected by Executive (or Executive’s legal representatives) and the other selected by the Board), which prevents Executive from performing the duties incident to Executive’s employment hereunder and which ailment or incapacity has continued for a period of either (A) ninety (90) consecutive days or (B) one hundred eighty (180) total days in any 12-month period, and which, in each case, is expected to render Executive incapable of performing Executive’s duties hereunder for not less than one (1) year, provided, however, in no event shall Executive have incurred a Permanent Disability hereunder unless he is eligible to receive disability benefits pursuant to the Company’s long-term disability plan. Without limiting the foregoing, for purposes of determining whether Permanent Disability exists, Executive agrees to submit himself to a medical examination at the Company’s request.

9.2      Notice Period; Notice of Termination. During the Notice Period, the Executive shall remain employed by Shire and the Executive’s relationship with Shire shall continue to be governed by the terms of this Agreement (subject to the Board’s right to accelerate the date of the Executive’s termination of employment in accordance with Section 9.3 hereof); provided, however, that during the Notice Period (i) the Board may require the Executive to perform such services as it, in good faith, deems appropriate, provided that such services are consistent with Executive’s education, skill, and experience, (ii) the Board may remove some or all of Executive’s duties and responsibilities including, without limitation, as Chief Financial Officer of Shire plc (provided, however, that, unless otherwise requested by the Board, Executive shall continue to perform his duties and responsibilities as an employee of the Company, whether express or implied, during the entire Notice Period), (iii) the Board may exclude the Executive from any premises of the Company, Shire plc and any Affiliated Company (and need not give any reason for doing so), (iv) the Executive shall conduct himself with good faith towards Shire and not intentionally do anything that is harmful to Shire, (v) the Executive may not directly or indirectly be employed by or retained by or advise or assist any other person or entity in any capacity either paid or unpaid (except Board approved non-executive positions and such other activities as are permitted under Section 3.2 hereof) and (vi) the Board may require the Executive to resign from any positions he holds with the Company, Shire plc and any Affiliated Company (including director) and Executive shall resign as soon as reasonably practicable thereafter (Executive hereby irrevocably appoints the Board or its designee to execute any instrument on his behalf to effect such resignation if he fails to comply with the Board’s request to so resign). The Executive acknowledges that any action taken by the Board pursuant to this Section shall not be a breach of this Agreement and the Executive shall have no claim against the Company, Shire plc or any Affiliated Company for the same. Notwithstanding the foregoing, Executive shall be entitled to participate in the Company’s benefit plans during the Notice Period only if permitted under the terms of such plans (provided that if Executive is not permitted to participate in any health or welfare plan, the Company shall pay Executive a monthly amount during the Notice Period equal to the premiums paid by the Company for the benefit of Executive for coverage under such plan immediately prior to the date on which the Notice of Termination was provided). Any termination of Executive’s employment shall be communicated by a written Notice of Termination. Executive acknowledges and agrees that upon his termination of employment with the Company for any reason, he shall cease to have any employment, officer, director or other positions with Shire plc, the Company or any Affiliated Company (and his sole compensation for such termination shall be as set forth in Section 9.3).

9.3       Compensation Upon Termination.

(a)	General. Upon termination of Executive’s employment, Executive shall be entitled to receive all compensation, vested benefits and other payments which were earned and vested but unpaid at the time of Executive’s termination of employment in accordance with the terms of the applicable benefit plans in which Executive is then participating (the “Accrued Benefits”). In the event of Executive’s death, the Accrued Benefits shall be paid to Executive’s estate, designated beneficiary or personal representative, as applicable.

(b)	Pay in Lieu of Notice. Notwithstanding anything contained herein to the contrary, following the delivery of a Notice of Termination by either party, the Board may, in its sole discretion, accelerate the Date of Termination to a date that is earlier than the date specified in Section 9.1(b) above (including to the date on which a Notice of Termination is provided). In such an event, the Company shall provide Executive with the following payments and benefits: (A) an amount equal to the Base Salary the Executive would have received through the last day of the Notice Period, with such amount to be paid in substantially equal installments in accordance with the Company’s normal payroll practices commencing with the payroll date coincident with or next following the 90th day following such termination of employment and ending on the last payroll date on or before the last day of the year in which the 90th day following Executive’s termination of employment occurs (or if the payment end date would precede the payment beginning date, all such payments will be made in a lump sum on the payroll date coincident with or next following the 90th day following such termination of employment); (B) an amount, to be decided at the absolute discretion of the Remuneration Committee, which may be anywhere from zero up to the target annual bonus under the Incentive Plan, to which the Executive would have been entitled pursuant to Section 4.2 for the bonus year in which the Notice Period terminates (based on the Executive’s Base Salary at the date on which his employment terminated and pro-rated based on the number of unserved months in the Notice Period in relation to 12), with the cash portion of such bonus to be paid in substantially equal installments in accordance with the Company’s normal payroll practices commencing with the payroll date coincident with or next following the 90th day following such termination of employment and ending on the last payroll date on or before the last day of the year in which the 90th day following Executive’s termination of employment occurs (or if the payment end date would precede the payment beginning date, all such payments will be made in a lump sum on the payroll date coincident with or next following the 90th day following such termination of employment), and with the non-cash portion of such bonus to be paid at the same time as if Executive’s employment had not terminated (provided that, with respect to the 2015 calendar year, any such bonus paid shall not exceed the amount of the bonus that would have been earned under Section 4.2 based on actual performance); (C) an amount equal to the SERP contributions that Executive would have received during the remainder of the Notice Period, with such amount to be paid in a lump sum on the 90th day after the date of Executive’s termination of employment; (D) monthly car allowance payments for the remainder of the Notice Period, with such amount to be paid in substantially equal installments in accordance with the Company’s normal payroll practices commencing with the payroll date coincident with or next following the 90th day following such termination of employment and ending on the last payroll date on or before the last day of the year in which the 90th day following Executive’s termination of employment occurs (or if the payment end date would precede the payment beginning date, all such payments will be made in a lump sum on the payroll date coincident with or next following the 90th day following such termination of employment); and (E) continued participation in the Company’s medical and dental benefit plans (to the extent permitted by such plans) for the remainder of the Notice Period (provided that if Executive is not permitted to participate in such plans, the Company shall pay Executive a monthly amount during the remainder of the Notice Period equal to the premiums paid by the Executive for coverage under such plans as of immediately prior to the date of Executive’s termination).

(c)	Mitigation and Offset. If the Executive obtains an alternative remunerated position (as defined below) during the unworked portion of the Notice Period, then the payments described in clauses (A), (B), (C) and (D) of Section 9.3(b) shall be reduced by the basic remuneration to which the Executive is entitled from the alternative remunerated position during such unworked portion of the Notice Period (or in the event that Executive already received such payments under such clauses, Executive shall be required to repay the gross amount of the required reduction to the Company within 10 days after receipt of such basic remuneration from the alternative remunerated position). The reduction shall apply first to the payments in clause (A), then clause (B), then clause (D) and then clause (C). In addition, the benefit described in clause (E) of Section 9.3(b) shall immediately cease if Executive becomes entitled to health coverage from an alternative remunerated position. For the purposes of calculating the amount of the deduction in respect of remuneration from the alternative remunerated position, any basic salary or fees shall be included, together with the value of any pension provided, but not any entitlement to bonus or the value of any equity or equity-based incentive arrangements. The value of any entitlement to pension shall be calculated as the amount which the new employer contributes to a pension scheme on the Executive’s behalf (in the case of a defined benefit arrangement, being the long term contribution rate, ignoring any adjustment to reflect an overall deficit or surplus in the scheme). For the purposes of this Agreement, “alternative remunerated position” shall mean any new position, whether under a contract of employment, consultancy arrangement, non executive appointment or otherwise, whereby the Executive is directly or indirectly remunerated. Executive shall immediately notify the Company in the event that he obtains an alternative remunerated position during the unworked portion of the Notice Period.

(d)	Equity Awards. Executive’s rights under his Shire Equity Awards will be determined in accordance with the rules of the relevant scheme.

(e)	Override. Notwithstanding anything contained in this Agreement to the contrary, if either party hereto has provided a Notice of Termination to the other party, then Executive’s employment shall be deemed to terminate (if not terminated earlier) on the date on which he incurs a “separation from service” under Code Section 409A, even if the Company has not exercised its authority under Section 9.3(b) above to accelerate the date of Executive’s termination of employment. In such event, it shall be treated as if the Company had elected to terminate Executive’s employment on the date on which such separation from service occurs for purposes of Code Section 409A and Executive shall be entitled to receive the payments and benefits set forth in, and in accordance with, Section 9.3(b) above (and Executive shall not be entitled to receive any additional payments or benefits from Shire in respect of his employment or termination of employment, other than the Accrued Benefits).

9.4      Release of Shire. As a condition to the Company’s provision of the payments and benefits described in Section 9.3(b) (other than the Accrued Benefits), Executive shall execute and deliver to the Company a General Release in form and substance satisfactory to the Company such that such General Release is effective (with all revocation periods having expired unexercised) by the 60th day following Executive’s termination of employment.

9.5      Specified Employee. Notwithstanding any other provision of this Agreement, if (a) Executive becomes entitled to receive payments or benefits under this Agreement or otherwise as a result of Executive’s separation from service (within the meaning of Code Section 409A), (b) Executive is a “specified employee” within the meaning of Code Section 409A and (c) such payments or benefits would be subject to tax under Code Section 409A if the payments or benefits are paid within six (6) months after Executive’s separation from service, then any such payments or benefits that are otherwise scheduled to be paid during such six (6) month period shall be delayed for a period of six (6) months after Executive’s separation from service, as required by Code Section 409A. The accumulated delayed amount shall be paid, without interest, in a lump sum payment within ten (10) days after the end of such six (6) month period (the “Delayed Payment Date”). In the event of Executive’s death prior to the Delayed Payment Date, the payments and benefits delayed on account of Code Section 409A shall be paid to Executive’s personal representative within thirty (30) days after the date of Executive’s death.

9.6      Parachute Payment. In the event that (i) Executive becomes entitled to any payments or benefits hereunder or otherwise from the Company, Shire plc or any Affiliated Company which constitute a “parachute payment” as defined in Code Section 280G (the “Total Payments”) and (ii) Executive is subject to an excise tax imposed under Code Section 4999 (the “Excise Tax”), then, if it would be economically advantageous for Executive, the Total Payments shall be reduced by an amount that results in the receipt by Executive on an after tax basis (including the applicable federal, state and local income taxes, and the Excise Tax) of the greatest Total Payment, notwithstanding that some or all of the portion of the Total Payment may be subject to the Excise Tax.

Any such reduction in payments and benefits shall be applied first against the latest scheduled cash payments; then current cash payments; then any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value (with the highest value reduced first); then any equity or equity derivatives included under Section 280G of the Code at an accelerated value (and not at full value) shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.

10      Data Protection. Executive consents to the Company, Shire plc and any Affiliated Company holding and processing both electronically and manually the data it collects which relates to Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. Executive also consents to the transfer of such personal information to other offices the Company may have or to Shire plc or an Affiliated Company or to other third parties whether or not outside the United States or the European Economic Area for administration purposes and other purposes in connection with Executive’s employment where it is necessary or desirable for the Company to do so.

11      Miscellaneous

11.1   409A Compliance. This Agreement is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding anything herein to the contrary, neither the Company, Shire plc nor any Affiliated Company shall have any liability to Executive or to any other person if the payments and benefits provided in this Agreement or otherwise are not exempt from or compliant with Code Section 409A. Executive’s right to reimbursement or in-kind benefits under this Agreement may not be liquidated or exchanged for any other benefit and no reimbursement under this Agreement may occur later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred, nor shall the amount available for reimbursement, or in-kind benefits provided, during one year affect the amount available for reimbursement, or in-kind benefits to be provided, in any other year. In addition, the phrase “termination of employment” and similar phrases as used throughout the Agreement shall mean Executive’s “separation from service” within the meaning of Code Section 409A, and any amounts payable to Executive hereunder upon Executive’s termination of employment that are treated as “non-qualified deferred compensation” under Code Section 409A shall not be paid to Executive until Executive has incurred a separation from service within the meaning of Code Section 409A. To the extent that any schedule of notice or severance payments herein would violate Code Section 409A, such schedule shall not apply and any payments subject to such schedule shall be made pursuant to a schedule that complies with Code Section 409A (as reasonably determined by the Company). Each payment made under this Agreement shall be treated as a “separate payment” within the meaning of Code Section 409A.

11.2    Entire Agreement; Termination of Prior Employment Agreement; Counterparts; Withholding. This Agreement supersedes any and all prior or contemporaneous employment agreements, offer letters, term sheets or other agreements or other communications, in whatever medium, between the parties with respect to the subject matter hereof (including, without limitation, the United States Executive Employment Agreement, dated as of November 1, 2010, between the Company and Executive, as amended by that certain offer letter agreement between the Company and Executive as of January 1, 2015 (the “Prior Employment Agreement”); provided, however, that Shire’s obligation to pay Executive a total incentive bonus of $120,000 in consideration for his service as Interim Chief Financial Officer in 2015 shall remain in full force and effect, with such payment to be made in accordance with the terms of the Prior Employment Agreement). This Agreement may be executed and delivered in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same Agreement. All amounts payable hereunder will be subject to applicable tax and other withholdings and deductions as appropriate.

11.3     No Waiver; Amendment. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. This Agreement may be amended or modified only upon written agreement of the parties hereto.

11.4     Severability. If any provision of this Agreement is held to be invalid or unenforceable, it is to that extent to be deemed omitted; and the remainder of the Agreement shall be valid and enforceable to the maximum extent possible; provided, however, that should a court of competent jurisdiction conclude that any restriction in Section 5, 6 or 7 is unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such restriction shall be enforced to the maximum extent permitted by law and the court making such determination shall have the power to modify such Section in order to conform it with applicable law.

11.5     Assignment. This Agreement shall not be assignable by Executive. The Company shall have the right to assign this Agreement, including Executive’s restrictive covenants in Section 7 hereof, to Shire plc or an Affiliated Company without Executive’s consent. In addition, in the event that Executive’s employment is transferred to Shire plc or an Affiliated Company (which Executive acknowledges the Company may do without Executive’s consent and such shall not result in a breach of this Agreement or give rise to severance or similar benefits), this Agreement may be assigned to Shire plc or such Affiliated Company, as applicable (in which case references herein to “Company” shall be deemed to be to Shire plc or such Affiliated Company, as applicable) or Executive may be required to execute an employment agreement with Shire plc or such Affiliated Company (as applicable) that is substantially the same as this Agreement (and this Agreement shall terminate without any liability to Executive upon such execution).

11.6     Notices. All notices, demands and other communications which are required to be given, served or sent pursuant to this Agreement shall be in writing and shall be delivered personally, or by facsimile or sent by air courier or first-class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:

Jeffrey V. Poulton

4 Palmer Ln

Acton, Massachusetts 01720

If to Shire:

Shire

Attention: EVP, Human Resources

300 Shire Way

Lexington, Massachusetts 02421

All notices and other communications given to any party in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery if personally delivered; upon confirmation of receipt if faxed; on the business day after the date which sent by air courier; and on the third business day after the date when sent if sent by first-class mail, in each case addressed to such party as provided in this Section 11.6 or in accordance with the latest unrevoked direction from such party.

11.7     Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its choice of laws provisions. The Company and Executive agree that any action at law, suit in equity, or judicial proceeding relating to the validity, construction, interpretation, and enforcement of this Agreement, or any provision hereof or otherwise relating to Executive’s employment with Shire, shall be instituted and determined exclusively in the United States District Court for the District of Massachusetts (if federal jurisdiction exists, or in the state courts located in Woburn, Massachusetts if federal jurisdiction does not exist), and the Company and Executive each hereby consents to the personal jurisdiction of such courts for such purpose.

11.8     Waiver of Jury Trial. The Company and Executive each hereby waive, to the fullest extent permitted by law, a trial by jury in any action, proceeding or counterclaim brought or asserted by either the Company or Executive against the other on any matters whatsoever arising out of this Agreement or Executive’s service with Shire or the termination thereof. By their initials following this sentence, the Company and Executive acknowledge that each has read, understands and consents to their waivers of a trial by jury.    /s/ JP   ,     /s/ FO    .

11.9.     Indemnification. Executive shall be entitled to indemnification under, and in accordance with, the terms of the Deed of Indemnity attached hereto as Exhibit A.

11.10    Consistency with directors’ remuneration policy and regulatory requirements. Nothing in this Agreement shall oblige the Company, Shire plc or any Affiliated Company or any other person or entity to issue or transfer any shares or make any payment (including any remuneration payment or payment for loss of office) which would be inconsistent with the approved directors’ remuneration policy of Shire and in breach of Chapter 4A of Part 10 of the Companies Act 2006.   Neither the Company, Shire plc nor any Affiliated Company will be obliged to seek the approval of any regulator or of its members in general meeting for any such payment but may make such changes as they consider are necessary or desirable to the terms of the payment to ensure that consistency.

* * * * *

IN WITNESSETH, WHEREOF, each of the Company and Executive have executed and delivered this Agreement, as of the date first written above.

SHIRE HUMAN GENETIC THEREAPIES, INC.

JEFFREY V. POULTON

Sign:	/s/ Flemming Ornskov	Sign:	/s/ Jeffrey Poulton
Date:	May 6, 2015	Date:	April 29, 2015

Dated 29 April 2015

SHIRE PLC

and

JEFFREY V. POULTON

_____________________________________________

DIRECTOR’S INDEMNITY

_____________________________________________

EXHIBIT A

Deed of Indemnity

THIS AGREEMENT is made on April 29, 2015.

BETWEEN:

(1)        SHIRE PLC, a company incorporated in Jersey (registered number 99854) whose registered office is at 22 Grenville Street, St Helier, Jersey (the “Company”); and

(2)        JEFFREY V. POULTON, of 22 Grenville Street, St Helier, Jersey (the “Director”).

WHEREAS:

(A)	The Director has been appointed an executive director of the Company with effect from April 29, 2015.

(B)	The Company has agreed to indemnify the Director, and the Director has agreed to give certain undertakings to the Company, in each case on the terms of and subject to the conditions of this Agreement.

THIS AGREEMENT PROVIDES as follows:

1.         INTERPRETATION

1.1        In this Agreement:

(A)	“Associated Company” means any Subsidiary of the Company, any holding company of the Company (if created) and any Subsidiary of that holding company (if created);

(B)	“Companies Law” means the Companies (Jersey) Law 1991;

(C)	“Subsidiary” means any subsidiary of the Company, as defined in the Companies Law;

(D)	“Effective Date” means April 29, 2015

(E)	references to Clauses and sub-clauses are to clauses and sub-clauses of this Agreement;

(F)	use of any gender includes the other genders;

(G)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted; and

(H)	headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement.

1.2	If there is any inconsistency between the provisions of this Agreement and the provisions of any contract of employment between the Director and the Company in effect on the Effective Date, the provisions of this Agreement shall prevail.

2.	INDEMNITIES

2.1	Claims by Third Parties

Subject to Clauses 2.2, 2.5 and 2.6, the Company undertakes to indemnify the Director against any liability suffered or incurred by the Director on or after the Effective Date:

(A)	in respect of the Director’s acts or omissions (whether on or after the Effective Date) while, or in the course of acting as, a director or employee of the Company or a director or employee of any Subsidiary; and/or

(B)	which otherwise arise by virtue of the Director holding or having held such office;

in each case, to the extent arising out of or in connection with, directly or indirectly, any claim, action or proceedings brought against the Director or any other person by or on behalf of any third party (not being the Company or an Associated Company) in any jurisdiction in respect of any alleged loss, liability or damage actually or allegedly suffered by any third party, the Company or an Associated Company.

2.2	Scope of Indemnity for Claims by Third Parties

The indemnity in Clause 2.1 shall not apply to any liability incurred by the Director:

(A)	to pay a fine imposed in criminal proceedings;

(B)	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature;

(C)	in defending any criminal proceedings in which he is convicted;

(D)	in connection with any application made under Article 212 of the Companies Law in connection with which the court refuses to grant him relief; and

(E)	unless, in connection with the matters giving rise to the liability, the Director acted in good faith with a view to the best interests of the Company, or in connection only with any liability incurred in defending civil proceedings (regardless of whether the Director has acted in good faith with a view to the best interests of the Company), judgment is given in favour of the Director.

2.3	Claims by or on behalf of the Company or an Associated Company

Subject to Clauses 2.4, 2.5 and 2.6, the Company undertakes to indemnify the Director from the Effective Date against any liability incurred by him as a director in defending any civil or criminal claim, action or proceedings which relate to anything done or omitted, or claimed to have been done or omitted, by him which are brought against the Director or any other person by or on behalf of the Company or an Associated Company.

2.4	Exclusions from Indemnity for Claims by or on behalf of the Company or an Associated Company

The indemnity in Clause 2.3 shall not apply to any liability:

(A)	(for the avoidance of doubt) incurred by the Director to the Company or an Associated Company;

(B)	incurred by the Director in defending any criminal proceedings in which he is convicted;

(C)	incurred by the Director in defending any civil proceedings in which judgment is given against him; and

(D)	incurred by the Director in connection with any application made under Article 212 of the Companies Law in which the court refuses to grant him relief.

2.5	Funding of Expenditure

(A)	Subject to the provisions of this Agreement, the Company agrees to loan to the Director, on an interest free basis, such funds as may be required to meet any expenditure incurred or to be incurred by him, in defending any claim, action or proceedings falling within the scope of such claims, actions, or proceedings as are covered by the provisions of Clause 2.1 and 2.3.

(B)	Subject to Clause 2.5(C) below, if the Company loans funds to the Director pursuant to Clause 2.5(A) then such loan shall become due and repayable upon any conviction of, judgment given against, or refusal of relief to, the Director becoming final or the claim, action, or proceeding otherwise being settled or terminating.

(C)	In the event that the liability to which the loan relates can properly be discharged by way of indemnity in accordance with Clause 2, the obligation to repay such loan will be discharged by way of indemnity in accordance with this Clause 2.

(D)	For purposes of this Clause 2.5(B), a conviction, judgment or refusal of relief becomes final:

(i)	if not appealed against, at the end of the period for bringing an appeal; or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is determined and the period for bringing any further appeal has ended or if the appeal is abandoned or otherwise ceases to have effect.

2.6	Limitations on indemnity

Without prejudice to any other rights or remedies which may be available to the Director, the indemnity granted by the Company to the Director in either Clause 2.1 or Clause 2.3 shall not apply to the extent that it is not permitted by, or consistent with, law or statute from time to time in force (including, without limitation, the Companies Law), the memorandum and articles of the Company or the rules and regulations of any regulatory body.

3.	Conduct of Claims and Access to Information

3.1	Without prejudice to the sub-clause 3.2, if the Director becomes aware of any claim, action or demand against him which could give rise to any claim, action or demand by him against the Company under Clause 2.1 (referred to herein as a “Third Party Claim”), the Director shall:

(A)	within 20 days of becoming so aware, notify the Company in writing of the existence of such Third Party Claim, giving reasonable details in that notification (or, to the extent that such details are not available to the Director at that time, as soon as possible thereafter) of the person(s) making such Third Party Claim, the circumstances leading to, and the grounds for, that Third Party Claim and the quantum or possible quantum of the Third Party Claim;

(B)	subject to the Company agreeing to pay the reasonable out-of-pocket expenses of the Director, give such access to premises, chattels, documents and records to the Company and its professional advisers as the Company may reasonably request;

(C)	take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any Third Party Claim or judgment or adjudication with respect thereto as the Company may reasonably request;

(D)	at the request of the Company, allow the Company to take the sole conduct of such actions as the Company may deem appropriate in connection with any such Third Party Claim in the name of the Director and in that connection the Director shall give or cause to be given to the Company all such assistance as the

Company may reasonably require in avoiding, disputing, resisting, mitigating, settling, compromising, defending or appealing any such Third Party Claim and shall instruct such solicitors or other professional advisers as the Company may nominate to act on behalf of the Director in relation thereto but to act in accordance with the Company’s sole instructions;

(E)	make no admission of liability, agreement, settlement or compromise with any person in relation to any such Third Party Claim without the prior written consent of the Company; and

(F)	take all reasonable action to mitigate any loss suffered by him in respect of such Third Party Claim.

3.2	In any event, the Company shall be entitled at any stage and at its sole discretion to settle any Third Party Claim and shall be under no obligation in this respect to notify the Director of its decision so to settle such Third Party Claim.

3.3	If the Director intends to make a claim, action or demand against the Company under Clause 2.3 (referred to herein as a “Costs Claim”) the Director shall:

(A)	promptly notify the Company in writing of his intention to make such a Costs Claim, giving reasonable details in that notification (or, to the extent that such details are not available to the Director at that time, as soon as possible thereafter) of the grounds for that Costs Claim and the quantum or possible quantum of the Costs Claim;

(B)	subject to the Company agreeing to pay the reasonable out-of-pocket expenses of the Director, take such action and give such information and access to premises, chattels, documents and records to the Company and its professional advisers as the Company may reasonably request;

(C)	take all reasonable action to mitigate any loss suffered by him in respect of such Costs Claim.

4.	Notices

4.1	A notice under this Agreement shall only be effective if it is in writing. Faxes are permitted. E-mail is not permitted.

4.2	Notices under this Agreement shall be sent to a party at its address or number and, in the case of the Company, for the attention of the individual, set out below:

Party and title of individual	Address	Fax number
Company Attention: Global General Counsel	22 Grenville Street St Helier Jersey JE4 8PX	+44 (0) 1256 894710
With a copy to:	Hampshire International Business Park, Basingstoke, Hampshire RG24 8EP
Director	22 Grenville Street St Helier Jersey JE4 8PX	+44 (0) 1256 894710

4.3	Either party may change its notice details on giving notice to the other party of the change in accordance with this Clause. That notice shall only be effective on the date falling two Business Days after the notification has been received or on such later date as may be specified in the notice.

4.4	Subject to sub-clause 4.5 and without prejudice to sub-clause 4.6, any notice given under this Agreement shall not be effective until it is received by the intended recipient.

4.5	Any notice which is received by its intended recipient under this Agreement outside normal working hours in the place to which it is addressed shall be deemed to have been given at the start of the next period of normal working hours in such place.

4.6	No notice given under this Agreement may be withdrawn or revoked except by notice given in accordance with this Clause.

5.	Remedies and Waivers

5.1	No delay or omission by either party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

5.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

5.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

6.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

7.	No Partnership

Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between the parties.

8.	Entire Agreement

8.1	This Agreement, the Company’s Articles of Association and, subject to Clause 1.2, any provision of any employment contract under which the Director is, or is entitled to be, indemnified by the Company, constitute the whole and only agreement between the parties relating to the indemnification of the Director by the Company and the obligations of the parties in relation to Third Party Claims and Costs Claims.

8.2	This Agreement may only be varied in writing signed by each of the parties.

9.	Assignment

9.1	The Company may at any time assign all or any part of the benefit of, or its rights or benefits under, this Agreement to any Subsidiary.

9.2	The Director shall not assign, or purport to assign, all or any part of the benefit of, or his rights or benefits under, this Agreement, provided that the benefit of, and rights under, this Agreement shall ensure to the benefit of, and be enforceable by, the successors, heirs and personal representatives of the Director.

10.	Confidentiality

10.1	Subject to Clause 11.3, each party shall treat as confidential all information obtained as a result of entering into or performing this Agreement which relates to:

(A)	the provisions of this Agreement;

(B)	any negotiations relating to this Agreement;

(C)	the subject matter of this Agreement; or

(D)	the other party

(in each case referred to herein as “Confidential Information”).

10.2	Subject to Clause 11.3, each party shall:

(A)	not disclose any Confidential Information to any person other than any of its professional advisers and, in the case of the Company, directors and employees and directors and employees of any Subsidiary who need to know such information in order to discharge their respective duties; and

(B)	procure that any person to whom any Confidential Information is disclosed by it complies with the restrictions contained in this Clause as if such person were a party to this Agreement.

10.3	Notwithstanding the other provisions of this Clause, either party may disclose Confidential Information:

(A)	if and to the extent required by law;

(B)	in the case of the Company, if and to the extent required by any securities exchange or regulatory or governmental body to which the Company is subject or submits, wherever situated, including (amongst other bodies) the Stock Exchange, the Jersey Financial Services Commission, the Financial Services Authority or The Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law;

(C)	to its professional advisers, and, in the case of the Company, its auditors and bankers;

(D)	if and to the extent the Confidential Information has come into the public domain through no fault of that party; or

(E)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.

Any Confidential Information to be disclosed by either party pursuant to paragraph (A), (B), (C) or (D) shall be disclosed only after notice to the other party.

10.4	The restrictions contained in this Clause shall continue to apply after the Director ceases to be a director of the Company, without limit in time.

11.	Counterparts

11.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

11.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

12.	Choice of Governing Law

This Agreement is governed by, and shall be construed in accordance with, Jersey law.

13.	Jurisdiction

The courts of Jersey are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement. Any proceedings relating to this Agreement may therefore be brought in the Jersey courts.

14.	Process agent

14.1	Without prejudice to any other mode of service allowed under Jersey law, the Director:

(A)	irrevocably appoints Mourant & Co Secretaries Limited of 22 Grenville Street, St Helier, Jersey JE4 8PX, as its agent for service of process in relation to any proceedings before the Jersey courts in connection with this Agreement:

(B)	agrees that, if a process agent ceases to act as process agent or no longer has and address in Jersey, it shall appoint a substitute process agent acceptable to the Company within ten Business Days and to delivery the Company a copy of the new process agent’s acceptance of that appointment, and failing this, the Company may appoint another agent for this purpose; and

(C)	agrees that the failure by a process agent to notify him of any process will not invalidate the proceedings concerned.

14.2	The Company shall send by post to the Director a copy of the document served on his agent for service of process. However no failure or delay in so doing shall prejudice the effectiveness of service of such document or given rise to any claim by the Director against the Company.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Company
SIGNED for and on behalf of SHIRE PLC	/s/ Flemming Ornskov	) ) )
Director
SIGNED by JEFFREY V. POULTON	/s/ Jeffrey Poulton	) ) ) )